Exhibit 4.13

BANK ACCOUNT AGREEMENT

September 30, 2013

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as Guarantor

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

BANK OF MONTREAL

as Account Bank, GDA Provider and Cash Manager

THIS AGREEMENT is made on September 30, 2013

BETWEEN:

(1)

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership established under the laws of Province of Ontario, by its managing general partner, BMO COVERED BOND GP, INC. (in its capacity as the Guarantor);

(2)	BANK OF MONTREAL, a chartered bank under the Bank Act (Canada) (in its capacity as Account Bank, in its capacity as Cash Manager and in its capacity as GDA Provider);

(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, in its capacity as the Bond Trustee.

WHEREAS:

(A)

As part of the transactions contemplated in the Program, the Cash Manager has agreed, pursuant to the Cash Management Agreement, to provide Cash Management Services in connection with the business of the Guarantor.

(B)	The Cash Management Agreement provides that the Cash Manager shall establish certain accounts with the Account Bank for and on behalf of the Guarantor.

IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

The master definitions and construction agreement made between, inter alios, the parties to this Agreement on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time, the Master Definitions and Construction Agreement) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of that Master Definitions and Construction Agreement. For the purposes of this Agreement, this Agreement has the same meaning as Bank Account Agreement in the Master Definitions and Construction Agreement.

1.2	Schedules

The Schedules attached to this Agreement shall, for all purposes of this Agreement, form an integral part of it.

Schedule 1 – Form of Mandate

Schedule 2 – Form of Notice

2.	The Transaction Account and the GDA Account

2.1	Instructions from the Cash Manager

Subject to Sections 2.4 and 5.3, the Account Bank shall comply with any direction of the Cash Manager given on a Canadian Business Day to effect a payment by debiting any one of the Guarantor Accounts held with the Account Bank if such direction (i) is in writing, is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given, or is given by the internet banking service provided by the Account Bank and (ii) complies with the Transaction Account and GDA Account Mandate as appropriate (such direction shall constitute an irrevocable payment instruction).

2.2	Timing of Payment

The Account Bank agrees that, in the case of the Guarantor Accounts, if directed pursuant to Section 2.1 to make any payment then, subject to Sections 2.4 and 5.3, it will effect the payment specified in such direction not later than the day specified for payment therein and for value on the day specified therein provided that, if any direction specifying that payment be made on the same day as the direction is given is received later than 12:00 p.m. (Eastern Standard Time) on any Canadian Business Day, the Account Bank shall make such payment at the commencement of business on the following Canadian Business Day for value that day.

2.3	Account Bank Charges

The charges of the Account Bank for the operation of each of the Guarantor Accounts held with the Account Bank shall be debited to the GDA Account only on each Guarantor Payment Date in accordance with the relevant Priorities of Payments, and the Guarantor by its execution hereof irrevocably agrees that this shall be done. The charges shall be payable at the same rates as are generally applicable to the business customers of the Account Bank provided that, subject to Section 7.5, if there are insufficient funds standing to the credit of the GDA Account to pay such charges, the Account Bank shall not be relieved of its obligations in respect of any of the Guarantor Accounts held with it.

2.4	No Negative Balance

Notwithstanding the provisions of Section 2.1, amounts shall only be withdrawn from any Guarantor Account held with the Account Bank to the extent that such withdrawal does not cause the relevant Guarantor Account to have a negative balance.

3.	Mandates

3.1	Signing and Delivery of Mandate

The Guarantor has delivered to the Account Bank prior to the Program Date the duly executed Transaction Account and GDA Account Mandate, and the Account Bank hereby confirms to the Bond Trustee that the Transaction Account and GDA Account Mandate has been provided to it, that the Transaction Account and GDA Account are open and that the Mandate is operative. The Account Bank acknowledges that the Mandate and any other mandates delivered from time to time pursuant to the terms hereof shall be subject to the terms of the Security Agreement and this Agreement.

3.2	Amendment or Revocation

The Account Bank agrees that it shall notify the Bond Trustee as soon as is reasonably practicable and in accordance with Section 11 if it receives any amendment to or revocation of any Mandate relating to the Guarantor Accounts held with that Account Bank (other than a change of Authorized Signatory) and shall require the prior written consent of the Bond Trustee to any such amendment or revocation (other than a change of Authorized Signatory) but, unless such Mandate is revoked, the Account Bank may continue to comply with such Mandate (as it may from time to time be amended in accordance with the provisions of this Section 3.2) unless it receives notice in writing from the Bond Trustee to the effect that an Guarantor Acceleration Notice has been served on the Guarantor or that the appointment of Bank of Montreal as Cash Manager under the Cash Management Agreement has been terminated and shall, thereafter, act solely in accordance with the terms of those instructions as provided in Section 5.3 of this Agreement.

4.	Acknowledgement by the Account Bank

4.1	Restriction on Account Bank’s Rights

Notwithstanding anything to the contrary in the Mandate or this Agreement, the Account Bank hereby:

(a)

waives any right it has or may hereafter acquire to combine, consolidate or merge any of the Guarantor Accounts held with it with any other account of the Cash Manager, the Guarantor, the Issuer, the Seller, the Bond Trustee or any other person or any liabilities of the Cash Manager, the Guarantor, the Issuer, the Seller, the Bond Trustee or any other person to it;

(b)

agrees that it may not exercise any lien or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any of the Guarantor Accounts held with it in or towards satisfaction of any liabilities to it of the Cash Manager, the Guarantor, the Issuer, the Seller, the Bond Trustee or any other person owing to it;

(c)

in addition to and without prejudice to its rights and obligations as a Secured Creditor, agrees that it will not take, and shall not take, any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement or any other debts whatsoever owing to it by the Guarantor, or commence any Insolvency Proceeding in relation to the Guarantor, or any general partners of the Guarantor, in respect of any of the liabilities of the Guarantor whatsoever, other than to the extent permitted under the Security Agreement;

(d)	agrees that it shall have recourse only to sums paid to or received by (or on behalf of) the Guarantor pursuant to the Transaction Documents;

(e)

agrees that it will notify the Cash Manager, the Guarantor and the Bond Trustee if compliance with any instruction would cause the Guarantor Account(s) held with it to which such instruction relates to have a negative balance, such notification to be given on the same Canadian Business Day that it determines that compliance with such instruction would cause any such account to have a negative balance; and

(f)

acknowledges that the Guarantor has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor Accounts held with it and all of its rights under this Agreement to the Bond Trustee and that the Bond Trustee may enforce such rights in the Bond Trustee’s own name without joining the Guarantor in any such action (which right the Account Bank hereby waives) and the Account Bank hereby waives as against the Bond Trustee any rights or equities in its favour arising from any course of dealing between the Account Bank and the Guarantor.

4.2	Notice of Assignment and Acknowledgement

The Account Bank agrees that promptly upon receipt of a notice of assignment signed by the Guarantor, in (or substantially in) the form of notice set out in Part 1 of Schedule 2 hereto, it shall sign and duly return to the Guarantor, with a copy to the Bond Trustee, an acknowledgement in (or substantially in) the form of acknowledgement set out in Part 2 of Schedule 2 hereto.

4.3	Account Statement

Unless and until directed otherwise by the Bond Trustee in accordance with Section 11, the Account Bank shall provide each of the Cash Manager, the Guarantor and the Bond Trustee with a written statement in respect of each Guarantor Account held with it as soon as reasonably practicable after receipt of a request for a statement. The Account Bank is hereby authorized by the Guarantor to provide statements in respect of each Guarantor Account held with it to the Cash Manager and the Bond Trustee.

5.	Certification, Indemnity and Guarantor Acceleration Notice

5.1	Account Bank to Comply with Cash Manager’s Instructions

Unless otherwise directed in writing by the Bond Trustee pursuant to Section 5.3 below, in making any transfer or payment from any Guarantor Account held with the Account Bank in accordance with this Agreement, the Account Bank shall be entitled to act as directed by the Cash Manager pursuant to Sections 2.1 and 2.2 above and to rely as to the amount of any such transfer or payment on the Cash Manager’s instructions in accordance with the Mandate, and the Account Bank shall have no liability to the Cash Manager, the Guarantor, the Seller or the Bond Trustee for having acted on such instructions except in the case of its wilful default, fraud or negligence.

5.2	Guarantor’s Indemnity

Subject to the Priorities of Payments and the Security Agreement, the Guarantor shall indemnify the Account Bank or, pursuant to Section 5.3, the Bond Trustee, as the case may be, to the extent of available funds then standing to the credit of the Guarantor Accounts held with the Account Bank against any loss, cost, damage, charge or expense properly incurred by the Account Bank or the Bond Trustee, as the case may be, in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to:

(a)	the charges of the Account Bank (if any) for the operation of the Guarantor Accounts held with the Account Bank other than as provided in this Agreement; and

(b)	any loss, cost, damage, charge or expense arising from any breach by the Account Bank of its obligations under this Agreement.

5.3	Consequences of a Guarantor Acceleration Notice

The Account Bank acknowledges that, if it receives notice in writing from the Bond Trustee to the effect that (a) the Bond Trustee has served a Guarantor Acceleration Notice on the Guarantor or (b) that the appointment of Bank of Montreal as Cash Manager under the Cash Management Agreement has been terminated, all right, authority and power of the Cash Manager in respect of each of the Guarantor Accounts held with it shall be terminated and be of no further effect and the Account Bank agrees that it shall, upon receipt of such notice from the Bond Trustee, comply with the directions of the Bond Trustee or any successor cash manager appointed by the Bond Trustee (subject to such successor cash manager having entered into an agreement with it on substantially the same terms as this Agreement) in relation to the operation of each of the Guarantor Accounts held with it, and the Account Bank will have no liability hereunder to the Cash Manager, the Guarantor or the Bond Trustee for having acted on such instructions.

6.	Change of Bond Trustee or Account Bank

6.1	Change of Bond Trustee

(a)

If there is any change in the identity of the Bond Trustee in accordance with the Security Agreement, the Account Bank, the Cash Manager and the Guarantor shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and powers of the outgoing Bond Trustee under this Agreement.

(b)

It is hereby acknowledged and agreed that by its execution of this Agreement, the Bond Trustee shall not assume or have any obligations or liabilities to the Account Bank, the Cash Manager or the Guarantor under this Agreement notwithstanding any provision herein and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 17. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and powers of the Bond Trustee are governed by the

Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor and the Bond Trustee shall not be responsible for any liability occasioned by so acting but subject always to the provisions of Section 11.1 of the Security Agreement.

6.2	Change of an Account Bank

If there is any change in the identity of the Account Bank, the Cash Manager, the Guarantor and the Bond Trustee shall execute such documents and take such actions as each new Account Bank and the outgoing Account Bank and the Bond Trustee may require for the purpose of vesting in each new Account Bank the rights and obligations of the outgoing Account Bank and releasing the outgoing Account Bank from its future obligations under this Agreement.

7.	Termination

7.1	Termination Events

The Cash Manager or the Guarantor:

(a)

may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement with respect to the Account Bank in the event that the matters specified in paragraph (i), (vi), (vii), or (viii) below occur;

(b)

shall (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement with respect to the Account Bank in the event that any of the matters specified in paragraphs (iii) to (v) (inclusive) below occurs,

(c)

in the event that any of the matters specified in paragraph (ii) or (ix) below occur, will take the actions described in Section 4.1(f) of the Cash Management Agreement and the Guarantor will terminate this Agreement, in each case by serving a written notice of termination on the Account Bank (such termination to be effective three Canadian Business Days following service of such notice and, in the case of (c), no later than five Canadian Business Days following the occurrence of any of the matters specified therein) directing the Account Bank to transfer all funds standing in the Guarantor Accounts maintained by the Account Bank to a third party selected by the Guarantor (or the Cash Manager on its behalf) and, on the same day, serving (if applicable) a Stand-By Account Bank Notice on the Stand-By Account Bank, in any of the following circumstances:

(i)

if a deduction or withholding for or on account of any Tax is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any Guarantor Account held with the Account Bank;

(ii)

if one or more Rating Agencies downgrades the unsecured, unsubordinated and unguaranteed debt obligations or issuer default rating, as applicable, of the Account Bank below the Account Bank Required Ratings;

(iii)

if the Account Bank, otherwise than for the purposes of such amalgamation, merger or reorganization as is referred to in paragraph (iv) below, ceases or, through an authorized action of the board of directors of the Account Bank, threatens to cease to carry on all or substantially all of its business or the Account Bank;

(iv)

if an order is made or an effective resolution is passed for the winding-up of the Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation, merger or reorganization the terms of which have previously been approved in writing by the Guarantor and the Bond Trustee (such approval not to be unreasonably withheld or delayed);

(v)	an Insolvency Proceeding occurs in respect of the Account Bank; or

(vi)

default is made by the Account Bank in the performance or observance of its covenants and obligations, or a breach by the Account is made of any of its representations and warranties under Sections 8.1(d), 8.1(e), 8.1(f), 8.1(g) and 8.1(h);

(vii)

default is made by the Account Bank in the performance or observance of any of its other covenants and obligations under this Agreement and such default continues unremedied for a period of thirty (30) days after the earlier of the Account Bank becoming aware of such default and receipt by the Account Bank of written notice from the Bond Trustee requiring the same to be remedied;

(viii)

if the Account Bank materially breaches its obligations under this Agreement, the Guaranteed Deposit Account Contract and/or the Security Agreement, or any of the representations and warranties of the Account Bank hereunder (other than the representations, warranties and covenants under Sections 8.1(d), 8.1(e), 8.1(f), 8.1(g) and 8.1(h)) or thereunder is incorrect in any material respect, provided that Rating Agency Condition is satisfied for the termination of this Agreement following such breach or misrepresentation; or

(ix)	an Issuer Event of Default occurs (provided that the Account Bank is the Issuer or an Affiliate thereof).

7.2	Notification of Termination Event

Each of the Guarantor, the Cash Manager and the Account Bank undertake and agree to notify the Bond Trustee and each Rating Agency in accordance with Section 11 promptly upon becoming aware thereof of any event that would or could entitle the Bond Trustee to serve a notice of termination pursuant to Section 7.3.

7.3	Termination by Bond Trustee

In addition, prior to the service of a Guarantor Acceleration Notice on the Guarantor, the Bond Trustee may terminate this Agreement and close any of the Guarantor Accounts held with the Account Bank by serving a notice of termination on the Account Bank (such termination to be effective three Canadian Business Days following service of such notice) (copied to the Rating Agencies) and, on the same day, serving (if applicable) a Stand-By Account Bank Notice on the Stand-By Account Bank if any of the events specified in Section 7.1(c)(i) to (viii) (inclusive) of this Agreement occurs in relation to the Account Bank. Following the service of a Guarantor Acceleration Notice on the Guarantor, the Bond Trustee may serve a notice of termination (copied to the Rating Agencies) at any time.

7.4	Automatic Termination

(a)	This Agreement shall automatically terminate (if not terminated earlier pursuant to this Article 7) on the date falling 90 days after the termination of the Guarantor Agreement.

(b)	This Agreement shall automatically terminate (if not terminated earlier pursuant to this Article 7) upon the termination of the Guaranteed Deposit Account Contract pursuant to Article 5 therein.

7.5	Termination by Account Bank

The Account Bank may terminate this Agreement and cease to operate the Guarantor Accounts at any time on giving not less than three months’ prior written notice thereof ending on any Canadian Business Day which does not fall on a Guarantor Payment Date or less than 10 Canadian Business Days before a Guarantor Payment Date to each of the other parties hereto, provided that such termination will not take effect (i) until a replacement Account Bank that is a chartered bank under the Bank Act with ratings required by the relevant Rating Agencies accedes to this Agreement or has entered into an agreement in form and substance similar to this Agreement, and (ii) the Rating Agency Condition has been satisfied in respect thereof. For greater certainty, the Account Bank will not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Account Bank will assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

7.6	Notice of Termination/Resignation to CMHC

Upon any termination or resignation of the Account Bank hereunder, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Account Bank’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Canadian Business Days following such termination or resignation and replacement (unless the replacement Account Bank has yet to be identified at that time, in which case notice of the replacement Account Bank may be provided no later than ten (10) Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Account Bank, all information relating to the replacement Account Bank required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Account Bank.

8.	ACCOUNT BANK REPRESENTATIONS, WARRANTIES and covenants

8.1	Account Bank Representations, Warranties and Covenants

The Account Bank represents and warrants to, and covenants with, each of the Cash Manager, the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to the Guarantor Accounts and on each Guarantor Payment Date, that:

(a)

it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)

the execution, delivery and performance by the Account Bank of this Agreement (i) are within the Account Bank’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Account Bank, (2) any law, rule or regulation applicable to the Account Bank, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Account Bank or its property;

(c)	it is not a Non-Resident;

(d)	it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder;

(e)

it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(f)

it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(g)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(h)

it will comply with the CMHC Guide and all Transaction Documents to which it is a party and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party; and

(i)

the unsecured, unsubordinated and unguaranteed debt obligations or issuer default rating, as applicable, of the Account Bank rated by each of the Rating Agencies are at or above the Account Bank Required Ratings.

8.2	Undertaking

The Account Bank undertakes to notify the Cash Manager, the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, either of the statements contained in Section 8.1 (Account Bank Representations, Warranties and Covenants) ceases to be true. The representations, warranties and covenants set out in Section 8.1 (Account Bank Representations, Warranties and Covenants) will survive the signing and delivery of this Agreement.

9.	Further Assurance

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

10.	Confidentiality

None of the parties hereto shall during the term of this Agreement or after its termination disclose to any person whatsoever (except as provided herein, in accordance with the CMHC Guide, the Covered Bond Legislative Framework or in any of the Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental or regulatory authority or ordered to do so by a court of competent jurisdiction or by the Canada Revenue Agency) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the course of its duties hereunder have become possessed and each of the parties hereto shall use all reasonable endeavours to prevent any such disclosure.

11.	Notices

Any notices to be given pursuant to this Agreement to any of the parties hereto (or to the Stand-By Account Bank or the Stand-By GDA Provider) shall be sufficiently served if sent by prepaid first class post, by hand or electronic or facsimile transmission and shall be deemed to be given (in the case of electronic or facsimile transmission) when despatched, (where delivered by hand) on the day of delivery if delivered before 5.00 p.m. on a Canadian Business Day or on the next Canadian Business Day if delivered thereafter or on a day which is not a Canadian Business Day or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

(a)

in the case of the Cash Manager, the GDA Provider and the Account Bank to Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations;

(b)

in the case of the Guarantor, to BMO Covered Bond Guarantor Limited Partnership, c/o Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, ON M5X 1A1 (facsimile number 416-867-4166) for the attention of Senior Manager, Securitization Finance and Operations;

(c)

in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, ON M5J 2Y1, (facsimile number (416) 981-9777) for the attention of Manager, Corporate Trust; and

(d)

in the case of the Stand-By Account Bank and the Stand-By GDA Provider, to Royal Bank of Canada, Royal Bank Plaza, South Tower, 14th Floor, 200 Bay Street, Toronto, Ontario M5J 2J5, (facsimile number (416) 974-6056) for the attention of Ann Milne, Senior Manager;

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party (or the Stand-By Account Bank or the Stand-By GDA Provider) to the others by written notice in accordance with the provisions of this Section 11.

12.	Interest

12.1	Interest shall be paid on the GDA Account in accordance with the terms of the Guaranteed Deposit Account Contract.

12.2

In respect of each period from (and including) the first day of each month (or, in respect of the first such period, the first applicable day) to (but excluding) the last day of each month, the Account Bank will pay, on the last Canadian Business Day of each month, interest in arrears on any cleared credit balances on the Transaction Account and any other accounts opened by the Guarantor with the Account Bank, other than the GDA Account, at the same rates as are generally applicable to accounts of the same type held by business customers of the Account Bank.

13.	Withholding

All payments by the Account Bank under this Agreement shall be made in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, Taxes, charges or otherwise whatsoever) unless the deduction or withholding is required by law, in which event each Account Bank shall:

(a)	ensure that the deduction or withholding does not exceed the minimum amount legally required;

(b)	pay to the relevant taxation or other authorities within the period for payment permitted by applicable law the full amount of the deduction or withholding;

(c)	furnish to the Guarantor or the Bond Trustee (as the case may be) within the period for payment permitted by the relevant law, either:

(i)	an official receipt of the relevant taxation authorities involved in respect of all amounts so deducted or withheld; or

(ii)

if such receipts are not issued by the taxation authorities concerned on payment to them of amounts so deducted or withheld, a certificate of deduction or equivalent evidence of the relevant deduction or withholding; and

(d)

account to the Guarantor in full by credit to the GDA Account (as the case may be) for an amount equal to the amount of any rebate, repayment or reimbursement of any deduction or withholding which the Account Bank has made pursuant to this Section 13 and which is subsequently received by the Account Bank.

14.	Entire Agreement

This Agreement, the schedules hereto, the Cash Management Agreement, the Guaranteed Deposit Account Contract and the Security Agreement together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

15.	Severability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

(a)	the validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

16.	Assignment

Subject as provided in or contemplated by Sections 4.1(f), 6.2 and 7.5:

(a)	the Account Bank may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Guarantor and the Bond Trustee;

(b)	the Guarantor may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Account Bank and the Bond Trustee; and

(c)

the Bond Trustee may at its sole discretion assign all or any of its rights under or in respect of this Agreement and all or any of its interest in the Loans and their Related Security without such consent in exercise of its rights under the Security Agreement.

If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Canadian Business Days’ prior written notice of such assignment to DBRS.

17.	Amendments, Variation and Waiver

17.1

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

17.2

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers with respect to which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

17.3

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, restatement or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

18.	NON-PETITION

Each of the parties (other than the Bond Trustee) hereto agrees that it shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any of the general partners of the Guarantor, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Program shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding. The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

19.	LIMITATION OF LIABILITY

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

20.	ENUREMENT

This Agreement enures to the benefit of and is binding upon each of the parties to this Agreement and their respective successors (including any successor by reason of amalgamation of any party) and assigns.

21.	Counterparts

This Agreement may be signed (manually, electronically or by facsimile) and delivered in one or more counterparts, all of which, taken together, shall constitute one and the same document.

22.	Governing Law

22.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

22.2

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:	/s/ Chris Hughes
	Name:	Chris Hughes
	Title:	President and Secretary

BANK OF MONTREAL, in its capacity as Cash Manager, GDA Provider, Account Bank and Seller

By:	/s/ Cathy Cranston
	Name:	Cathy Cranston
	Title:	Senior Vice President, Finance & Treasurer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sean Pigott
	Name:	Sean Pigott
	Title:	Corporate Trust Officer

By:	/s/ Stanley Kwan
	Name:	Stanley Kwan
	Title:	Associate Trust Officer

Bank Account Agreement

SCHEDULE 1

FORM OF MANDATE

BANK MANDATE—TRANSACTION ACCOUNT AND GDA ACCOUNT

2.

Reference is made to the Bank Account Agreement (the Bank Account Agreement) dated September 30, 2013 between BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership established under the laws of Province of Ontario, by its managing general partner, BMO COVERED BOND GP, INC. (in its capacity as the Guarantor), BANK OF MONTREAL, a chartered bank under the Bank Act (Canada) (in its capacity as Account Bank, in its capacity as Cash Manager and in its capacity as GDA Provider) and COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada, in its capacity as the Bond Trustee. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Bank Account Agreement.

3.

The account number [—] transit number [—] in the name of the Guarantor held with Bank of Montreal (the Account Bank) (the GDA Account) will be used as an account for the benefit of the Guarantor. The account number [—] transit number [—] in the name of the Guarantor held with the Account Bank (the Transaction Account) will be used as an account for the benefit of the Guarantor.

4.	The mandate given to the Account Bank by virtue of this document (the Mandate) is given on the basis that the Account Bank complies with the procedure set out in, and the terms of, this document.

5.

Prior to receipt of a notice in writing from the Bond Trustee to the contrary, in relation to the Transaction Account and the GDA Account, the Account Bank is hereby authorized to honour and comply with all cheques, drafts, bills, payments by way of the Clearing House Automated Payment System, promissory notes, acceptances, negotiable instruments and orders expressed to be drawn, accepted, made or given and all directions given in writing or by way of electronic impulses in respect of the Transaction Account and GDA Account to the extent that compliance with the same should not result in a debit balance; provided that (and subject to the provisions of the Bank Account Agreement) any such cheques, drafts, bills, promissory notes, acceptances, negotiable instruments, directions, orders, instructions and/or endorsements are signed by two people from Annex 1. The Account Bank is hereby authorized to act on any information given by authorized signatories of the Cash Manager regarding any changes to Annex 1.

6.	This Mandate is given on the basis that the Account Bank:

(a)

acknowledges that, pursuant to a security agreement to be entered into between inter alios, the Guarantor and Computershare Trust Company of Canada (in its capacity as the Bond Trustee) on or about September 30, 2013 (the Security Agreement), the Guarantor has assigned its interest in the Guarantor Accounts to the Bond Trustee by way of security;

(b)

prior to receipt of a Guarantor Acceleration Notice from the Bond Trustee, agrees to comply with the directions of the Guarantor (or, pursuant to paragraph 8, Bank of Montreal (the Cash Manager) as its agent) in respect of the operation of the Guarantor Accounts and the Account Bank shall be entitled to rely on any such written direction reasonably purporting to have been given by or on behalf of the Guarantor or the Cash Manager without enquiry; and

(c)	upon receipt of a Guarantor Acceleration Notice from the Bond Trustee:

(i)

agrees to comply with the provisions of Section 5.3 of the Bank Account Agreement and with the directions of the Bond Trustee expressed to be given by the Bond Trustee pursuant to the Security Agreement in respect of the operation of the Guarantor Accounts and the Account Bank shall be entitled to rely on any such written direction reasonably purporting to have been given on behalf of the Bond Trustee without enquiry; and

(ii)

agrees that all right, authority and power of the Guarantor in respect of the operation of the Guarantor Accounts shall be deemed terminated and of no further effect and the Account Bank agrees that it shall, upon receipt of the Guarantor Acceleration Notice from the Bond Trustee comply with the directions of the Bond Trustee or any receiver appointed under the Security Agreement in relation to the operation of the Guarantor Accounts unless otherwise required by operation of law or by the order or direction of a competent court or tribunal.

7.

Unless and until the Account Bank receives notice in writing from or purporting to be from the Bond Trustee to the contrary, the Account Bank is authorized to continue to operate the Guarantor Accounts without regard to the security interests pursuant to the Security Agreement.

8.

At any time prior to the release by the Bond Trustee of the Security Agreement, the mandate given to the Account Bank by virtue of the Bank Account Agreement and this Mandate shall remain in force, unless and until the Account Bank has received a notice of amendment hereto from the Guarantor.

9.

The Guarantor authorizes the Cash Manager to instruct the Account Bank in relation to the Guarantor Accounts and authorizes the Account Bank to act on those instructions in the manner set forth in the Bank Account Agreement.

Annex 1

To the Bank Mandate—Transaction Account and GDA Account

The following sets out the signatories for the Guarantor Accounts, in accordance with Paragraph 4 of the “Bank Mandate—Transaction Account and GDA Account”.

Bank of Montreal personnel authorized to sign any cheques, drafts bills, promissory notes, acceptances, negotiable instruments, directions, orders or instructions, and/or endorsements in respect of accounts in the name of BMO Covered Bond Guarantor Limited Partnership held at Bank of Montreal.

Name	Title	Specimen Signature

FORM OF NOTICES

PART 1

NOTICE OF CHARGE—GUARANTOR ACCOUNTS

To:

[Bank of Montreal] (as an Account Bank)

For the attention of:	[—]

and to:	Computershare Trust Company of Canada (as Bond Trustee)

For the attention of:	[—]

[—]

Dear Sirs,

Re: BMO Covered Bond Guarantor Limited Partnership:

—GDA Account Number [—] (transit number [—])

—Transaction Account Number [—] (transit number [—]

We hereby give you notice that, by a trust security agreement dated as of September 30, 2013 and made between, inter alios, ourselves, Bank of Montreal and Computershare Trust Company of Canada (the Bond Trustee), a copy of which is enclosed (the Security Agreement), we:

(a)

have granted a first priority security interest in all of our right, title, benefit and interest present and future in, to and under the Guarantor Accounts held with the Account Bank and all sums of money standing to the credit thereof and all interest accruing thereon from time to time; and

(b)

assigned by way of security to the Bond Trustee all of our right, title, benefit and interest present and future in, to and under the bank account agreement of even date herewith between ourselves, yourselves, the Bond Trustee and Bank of Montreal in its capacity as Cash Manager and Account Bank.

Accordingly, amounts may and shall be withdrawn from time to time from the Guarantor Accounts held with the Account Bank in accordance with the provisions of the Security Agreement or the other Transaction Documents only until such time as you receive notice in writing from the Bond Trustee in which case you shall thereafter comply with all directions of the Bond Trustee.

Please note that the foregoing authorizations and instructions may not be revoked or restated by ourselves without the prior written consent of the Bond Trustee.

Please acknowledge receipt of this notice and your acceptance of the instructions herein contained by signing two copies of the attached form of acknowledgement, returning one copy to ourselves and sending the other copy direct to the Bond Trustee at 100 University Avenue, 11th Floor, Toronto, ON M5J 2Y1, (facsimile number (416) 981-9777) for the attention of Manager, Corporate Trust.

This notice of charge and assignment is governed by, and construed in accordance with, the laws of Province of Ontario and Canadian federal laws applicable therein. Words defined in the Master Definitions and Construction Agreement referred to in Section 1 of the Security Agreement shall have the same meaning in this notice.

Yours faithfully,

for and on behalf of

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP

PART 2

ACKNOWLEDGEMENT—GUARANTOR ACCOUNTS

To:	BMO Covered Bond Guarantor Limited Partnership [—]

For the attention of:	[—]

and to:	Computershare Trust Company of Canada (as Bond Trustee)

For the attention of:	[—]

[—]

Dear Sirs,

Re: BMO Covered Bond Guarantor Limited Partnership:

—GDA Account Number [—] (transit number [—])

—Transaction Account Number [—] (transit number [—])

We acknowledge receipt of your letter dated [—], a copy of which is attached. Words and expressions defined in that letter have the same meanings herein.

In consideration of your agreeing to maintain the relevant Guarantor Accounts held with us, we now agree and confirm to the Bond Trustee that we accept and will comply with the authorizations and instructions contained in that letter and will not accept or act upon any instructions contrary thereto unless the same shall be in writing signed by the Bond Trustee.

This acknowledgement is governed by, and construed in accordance with, the laws of the Province of Ontario and federal laws of Canada applicable therein.

Yours faithfully,

for and on behalf of

BANK OF MONTREAL